SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                         --------------------------

                                 FORM 8-A/A

                        AMENDING FORM 8-A FILED ON
                              AUGUST 14, 2000

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                             VISX, INCORPORATED
                            -------------------
           (Exact name of registrant as specified in its charter)


         Delaware                                         06-1161793
--------------------------------------------         -----------------------
(State of incorporation or organization)                (I.R.S. Employer
                                                        Identification No.)


3400 Central Expressway, Santa Clara, California                 95051
------------------------------------------------           --------------------
(Address of principal executive offices)                       (Zip Code)


   If this form relates to the                 If this form relates to the
   registration of a class of                  registration of a class of
   securities pursuant to                      securities pursuant to
   Section 12(b) of the                        Section 12(g) of the
   Exchange Act and is effective               Exchange Act and is effective
   pursuant to General                         pursuant to General
   Instruction A.(c), please                   Instruction A. (d), please
   check the following box. [X]                check the following box. [ ]



Securities Act registration statement file number to which this form relates: _______________
         (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:


   Title of each class                        Name of each exchange on which
   To be so registered                        each class is to be registered
--------------------------------------        --------------------------------
Common Stock, $0.01 Par Value                  New York Stock Exchange
Common Stock Purchase Rights                   New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  None
                                                                  -----




         This Form 8-A/A amends and supplements the Form 8-A filed by VISX, Incorporated (the "Company") on August 14, 2000 (the "Form 8-A").
Capitalized terms used without definition herein shall have the meaning set forth in the Form 8-A.

Item 1. Description of Registrant's Securities to be Registered

         Item 1 of the Form 8-A is amended and supplemented by adding the following:

         On April 25, 2001, the Board of Directors of the Company authorized the amendment to the Rights Agreement, dated as of August 3, 2000 (the "Rights Agreement"), between the Company and Fleet National Bank, as Rights Agent. The Board's amendment makes the Rights Agreement inapplicable to the purchase of shares of the Company's common stock on or prior to July 31, 2001 pursuant to a fully-financed, all cash tender offer for any and all shares of the Company's common stock at a price of at least $32 per share, provided that (i) all shares validly tendered in the tender offer are accepted for payment and paid for, (ii) the number of shares purchased in the cash tender offer (other than shares of common stock beneficially owned by the offeror and Affiliates and Associates thereof) represents at least a majority of the Company's outstanding shares on a fully diluted basis (treating all outstanding options as exercised for this purpose), and (iii) as part of its cash tender offer, the offeror agrees to complete a merger transaction promptly after the closing of the tender offer in which all shares not purchased in the cash tender offer would be converted into the right to receive an amount in cash equal to the price paid in the cash tender offer.

         The amendment is attached as Exhibit 2 hereto and incorporated herein by reference.

Item 2. Exhibits

1. Rights Agreement, dated as of August 3, 2000, between VISX, Incorporated and Fleet National Bank, as Rights Agent, including the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed August 4, 2000)

2. Amendment to the Rights Agreement, dated as of April 25, 2001, between VISX, Incorporated and Fleet National Bank, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed May 1, 2001)



                                 SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  VISX, INCORPORATED


                                  By: /s/ Elizabeth H. Davila
                                      ------------------------
                                      Elizabeth H. Davila
                                      President and Chief Executive Officer



Dated: May 1, 2001




                               EXHIBIT INDEX


1. Rights Agreement, dated as of August 3, 2000, between VISX, Incorporated and Fleet National Bank, as Rights Agent, including the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed August 4, 2000)

2. Amendment to the Rights Agreement, dated as of April 25, 2001, between VISX, Incorporated and Fleet National Bank, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed May 1, 2001)